As filed with the Securities and Exchange Commission on  December 21, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Friedman Industries, Incorporated

(Exact name of registrant as specified in its charter)

Texas	74-1504405
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

19747 Hwy 59 N, Suite 200 Humble, Texas	77338
(Address of Principal Executive Offices)	(Zip Code)

Friedman Industries, Incorporated 2016 Restricted Stock Plan

(Full title of the plan)

Alex LaRue

Vice President — Secretary and Treasurer

19747 Hwy 59 N, Suite 200

Humble, Texas 77338

Telephone: (713) 672-9433

Copies to:

Natasha S. Khan

Norton Rose Fulbright US LLP

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010

Telephone: (713) 651-7721

Facsimile: (713) 651-5246

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $1.00 par value per share	500,000 shares	$5.96	$2,980,000	$345.38

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an additional indeterminable number of shares of common stock of Friedman Industries, Incorporated (the “Common Stock”) as may be necessary to adjust the number of shares of Common Stock being offered or issued pursuant to the plan as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act, based upon the average of the high and low prices of the shares of Common Stock on December 16, 2016, as reported on the NYSE MKT.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified by Part I of Form S-8 have been or will be delivered to participants in the Friedman Industries, Incorporated 2016 Restricted Stock Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The rules of the Commission allow us to incorporate by reference information into this Registration Statement. The information incorporated by reference is considered to be a part of this Registration Statement. Friedman Industries, Incorporated (“Friedman,” the “Company,” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Commission:

(i) The Company’s Annual Report on Form 10-K for our fiscal year ended March 31, 2016, filed with the Commission on June 29, 2016.

(ii) The Company’s Quarterly Reports on Form 10-Q for our fiscal quarters ended June 30, 2016 and September 30, 2016, filed with the Commission on August 15, 2016 and November 14, 2016, respectively.

(iii) The Company’s Current Reports on Form 8-K filed with the Commission on April 1, 2016, September 7, 2016 and December 7, 2016.

(iv) The description of the Company’s Common Stock, $1.00 par value, contained in the Company’s registration statement on Form 8-A, declared effective by the Commission on May 1, 1975, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interest of Named Experts and Counsel.

Certain legal matters in connection with the securities offered hereby are being passed upon for the Registrant by Norton Rose Fulbright US LLP. Charles Hall is Of Counsel to the firm of Norton Rose Fulbright US LLP and is a director and the Assistant Secretary of the Company. Mr. Hall beneficially owns 12,001 shares of Common Stock.

ITEM 6.	Indemnification of Directors and Officers.

Section 8.101 of the Texas Business Organizations Code (“TBOC”) provides that a corporation may indemnify any director or officer who was, is or is threatened to be named as a defendant or respondent in a proceeding because the person is or was a director or officer, provided that the director or officer (i) acted in good faith, (ii) reasonably believed (a) in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests or (b) in all other cases, that the person’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if such person is found liable to the corporation or if such person is found liable on the basis that the person improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of the person’s good faith belief that the person has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which the person is named a defendant or respondent because the person is or was a director or officer if the person is wholly successful in the defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against the person and incurred by the person in such a capacity or arising out of person’s status in that capacity, whether or not the corporation would have the power to indemnify the person against that liability under Section 8.101 of the TBOC. The Registrant currently maintains directors' and officers' insurance to reimburse the Registrant in the event that indemnification of a director or officer is required.

The Company’s Amended and Restated Bylaws and its Articles of Incorporation, as amended, both provide for indemnification of the Company’s present and former directors and officers to the fullest extent provided by Texas law. The Company’s Bylaws further provide for indemnification of officers and directors against reasonable expenses incurred in connection with the defense of any such action, suit, or proceeding in advance of the final disposition of the proceeding.

The above discussion is not intended to be exhaustive and is qualified in its entirety by reference to the TBOC, the Company’s Articles of Incorporation, as amended, and the Company’s Amended and Restated Bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

ITEM 7.	Exemption from Registration Claimed.

Not Applicable.

ITEM 8.	Exhibits.

Exhibit No.	Exhibit Description

3.1*	Articles of Incorporation of the Company, as amended.

3.2*	Amended and Restated Bylaws of the Company.

4.1

Form of Common Stock Certificate (incorporated by reference to an exhibit to the Registrant's Registration Statement on Form 8-A, declared effective by the Commission on May 1, 1975, including any amendment or report filed for the purpose of updating such description).

4.2*	Friedman Industries, Incorporated 2016 Restricted Stock Plan.

4.3*	Form of Friedman Industries, Incorporated Restricted Stock Award Agreement.

5.1*	Opinion of Norton Rose Fulbright US LLP.

23.1*	Consent of Hein & Associates LLP.

23.2*	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included as part of signature page to this Registration Statement).

*	Filed herewith.

ITEM 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 2, 2016.

FREIDMAN INDUSTRIES, INCORPORATED

By:	/s/ WILLIAM E. CROW
William E. Crow
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Friedman Industries, Incorporated, whose signature appears below, hereby severally constitute and appoint William E. Crow, Robert Sparkman and Alex LaRue, and each of them singly (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM E. CROW	Chief Executive Officer and Director	December 2, 2016
William E. Crow	(Principal Executive Officer)

/S/ ALEX LARUE	Vice President — Secretary and Treasurer	December 2, 2016
Alex LaRue	(Principal Financial Officer)

/S/ DURGA D. AGRAWAL	Director	December 2, 2016
Durga D. Agrawal

/S/ CHARLES W. HALL	Director	December 2, 2016
Charles W. Hall

/S/ ALAN M. RAUCH	Director	December 2, 2016
Alan M. Rauch

/S/ MAX REICHENTHAL	Director	December 2, 2016
Max Reichenthal

/S/ JOEL SPIRA	Director	December 2, 2016
Joel Spira

/S/ JOE L. WILLIAMS	Director	December 2, 2016
Joe L. Williams

/S/ MICHAEL J. TAYLOR	Director	December 2, 2016
Michael J. Taylor

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1*	Articles of Incorporation of the Company, as amended.

3.2*	Amended and Restated Bylaws of the Company.

4.1

Form of Common Stock Certificate (incorporated by reference to an exhibit to the Registrant's Registration Statement on Form 8-A, declared effective by the Commission on May 1, 1975, including any amendment or report filed for the purpose of updating such description).

4.2*	Friedman Industries, Incorporated 2016 Restricted Stock Plan.

4.3*	Form of Friedman Industries, Incorporated Restricted Stock Award Agreement.

5.1*	Opinion of Norton Rose Fulbright US LLP.

23.1*	Consent of Hein & Associates LLP.

23.2*	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included as part of signature page to this Registration Statement).

*	Filed herewith.